Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-239210 and 333-217774) on Form S-3 and (No. 333-229712, 333-220786, 333-219871, 333-204317 and 333-205784) on Form S-8 of Black Knight, Inc. of our report dated February 24, 2022, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Dun & Bradstreet Holdings, Inc., which report appears in the annual report on Form 10-K of Black Knight, Inc.

/s/ KPMG LLP

New York, New York

February 24, 2022